SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )


 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 { }  Preliminary Proxy Statement
      { } Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
 { }  Definitive Proxy Statement
 {X}  Definitive Additional Materials
 {_}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        BIRMINGHAM STEEL CORPORATION
         ---------------------------------------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 { }  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 { }  Fee paid previously with preliminary materials.
 { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:






[LOGO]                                       CONTACT:  ROY WINNICK
                                                       KEKST AND COMPANY
                                                       212-521-4842 OR 4837


          BIRMINGHAM STEEL BOARD RECEIVES FAVORABLE RECOMMENDATION FROM ISS, NATION'S LEADING INDEPENDENT VOTING ADVISORY FIRM


BIRMINGHAM, Ala., November 19, 1999 - Birmingham Steel Corporation (NYSE:
BIR) today said that Institutional Shareholder Services (ISS), the nation's leading proxy voting advisory firm, has recommended that stockholders re-elect the Company's nominees for the Board of Directors at the Annual Meeting of Stockholders on December 2nd. ISS urged its 700 institutional and corporate clients to reject the attempt by the dissident United Group to replace Birmingham Steel's incumbent directors with the board slate put forth by the United Group.

The ISS report points out that the decline in Birmingham Steel's stock price did not begin with the appointment of Robert Garvey as the Company's Chairman and CEO in January 1996, as the dissidents have suggested, but rather in the summer of 1994, within months of the November 1993 acquisition, by then-Chairman/CEO James Todd, of American Steel & Wire (AS&W), which became the Company's Special Bar Quality (SBQ) division. "From that point, six months into Mr. Todd's ambitious expansion plan," the ISS report states, "the slide has been interminable. Also of note is the realization that while returns to shareholders during the past three-plus years have been dismal...the returns over the final two years of the Todd era were even worse."

The ISS report recognizes that currently challenging industry conditions, including overcapacity, flattening demand, import pressure and weak prices, coupled with company-specific issues, "do not support further pursuit of the [SBQ] business by BIR." The report also points out that fully half of Birmingham Steel's independent directors joined the Company within the last two years "and therefore cannot be fairly held accountable for the SBQ performance."

Noting that Birmingham Steel is highly leveraged and under the intense scrutiny of its lenders, the ISS report says that "prudent investors should not throw out the baby with the bathwater" by voting for a dissident group that proposes to keep and continue to fund the SBQ operations. The report says that in the view of ISS, there is more risk in keeping the SBQ assets and perpetuating the cash drain than in divesting them and reducing remaining debt via cash flow generated from the Company's core mini-mill and scrap operations. ISS concludes: "WE THEREFORE RECOMMEND THAT SHAREHOLDERS VOTE IN FAVOR OF THE INCUMBENT DIRECTORS AND REJECT THE DISSIDENT SLATE OF NOMINEES." (emphasis added)

Robert A. Garvey, Birmingham Steel's Chairman and Chief Executive Officer, said: "We are gratified that an objective, knowledgeable observer like ISS has evaluated all aspects of this proxy fight and has validated what we have been saying all along about the roots of the Company's difficulties in decisions and commitments that started with the original purchase of AS&W in 1993, and about the need to divest the SBQ division as part of our strategic restructuring. Above all, ISS has concluded how important it is to the preservation and enhancement of stockholder value to re-elect Birmingham Steel's incumbent Board of Directors.

"Birmingham Steel's Board and management are committed to building the Company's value for all stockholders. We believe we have been taking the right strategic, operational and financial steps to achieve that over-riding objective. And we believe that given the high credibility in which ISS analysis and recommendations are held by hundreds of institutional and corporate clients and countless other investors, the favorable recommendation of ISS will be a significant factor in ensuring that our value-creation objective will be achieved."

ISS is the world's largest provider of proxy voting and corporate governance services. Serving more than 700 institutional and corporate clients throughout North America and Europe, ISS analyzes proxy proposals and issues vote recommendations for more than 8,500 U.S. and 7,500 non-U.S. shareholder meetings each year.

Birmingham Steel operates in the mini-mill sector of the steel industry and conducts operations at facilities located across the United States. The common stock of Birmingham Steel is traded on the New York Stock Exchange under the symbol "BIR."

Note: Permission to quote from the ISS report, dated November 18, 1999, has been neither sought nor granted.


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